NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200
Fax: (412) 442-8290

July 26, 2018	Contact:	Steven F. Nicola
Chief Financial Officer and Secretary

MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FISCAL 2018 THIRD QUARTER

•	GAAP EPS of $0.77 for the current quarter; $2.44 fiscal 2018 year-to-date

•	Non-GAAP EPS of $1.16 for the current quarter, up 10.5% over last year

•	Consolidated sales of $411.6 million, up 5.6% over last year

•	Company sets new quarterly record for adjusted EPS

•	Reaffirming non-GAAP EPS growth expectations for fiscal 2018

PITTSBURGH, PA, JULY 26, 2018 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for its fiscal third quarter and nine months ended June 30, 2018.

In discussing the Company’s results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated: “I am pleased to report that our adjusted earnings per share of $1.16 for the fiscal 2018 third quarter were ahead of our internal expectations, reflecting growth in excess of 10% over the same quarter last year on a comparable basis. This performance is a reflection of continued strengthening in our Industrial Technologies segment, improving conditions in several of our brand markets, acquisition synergy realization in the Memorialization group, the impact of recent acquisitions, and lower income taxes.

“Our fiscal 2018 third quarter results established a new quarterly record for non-GAAP earnings per share. In addition, our sales and adjusted EBITDA set new third quarter records.

“On a consolidated basis, our operating cash flow continues to be strong. As a result, during the fiscal 2018 third quarter, we reduced our gross long-term debt by approximately $20 million.”

Third Quarter Fiscal 2018 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q3 FY2018	Q3 FY2017	Change	% Change
Sales	$411.6	$389.6	$22.0	5.6%
Net income attributable to Matthews	$24.4	$29.5	$(5.1)	(17.3)%
Diluted EPS	$0.77	$0.91	$(0.14)	(15.4)%
Non-GAAP adjusted net income	$36.7	$34.2	$2.5	7.3%
Non-GAAP adjusted EPS	$1.16	$1.05	$0.11	10.5%
Adjusted EBITDA	$69.2	$65.6	$3.6	5.5%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as a reconciliation of net income to non-GAAP adjusted net income and adjusted EBITDA.

Matthews International Reports Results for Fiscal 2018 Third Quarter

July 26, 2018

Consolidated sales for the fiscal 2018 third quarter were $411.6 million, representing an increase of $22.0 million, or 5.6% over the third quarter last year. The Company reported higher sales in each of its three business segments. Sales growth in the principal product lines for the Industrial Technologies segment, higher European sales in the SGK Brand Solutions segment, an increase in cremation equipment sales in North America, and acquisitions were the principal factors in the increase in consolidated sales. In addition, changes in foreign currency exchange rates had a favorable impact of $8.1 million on consolidated sales compared to a year ago.

Net income attributable to the Company for the quarter ended June 30, 2018 was $24.4 million, or $0.77 per share, compared with $29.5 million, or $0.91 per share, a year ago. Intangible amortization expense increased approximately $2.0 million (pre-tax) for the current quarter primarily related to the Company’s recent acquisitions and the prior year third quarter included loss recoveries, excluding related costs, of $10.0 million (pre-tax).

On a non-GAAP adjusted basis, earnings for the fiscal 2018 third quarter were $1.16 per share, compared with $1.05 per share for the fiscal 2017 third quarter, representing an increase of 10.5%, primarily reflecting the impact of higher sales, acquisition synergy realization and lower income taxes.

Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, and other adjustments) for the fiscal 2018 third quarter was $69.2 million, compared to $65.6 million for the same quarter a year ago.

Sales for the SGK Brand Solutions segment were $203.0 million for the quarter ended June 30, 2018, compared to $200.6 million a year ago, representing an increase of $2.4 million, or 1.2%. The segment reported higher sales in Europe, including sales for the surfaces and engineered solutions businesses. Sales in the U.K. and Asia markets were also higher for the quarter. In addition, recent acquisitions contributed to the sales growth for the segment. The segment’s sales in North America were lower than a year ago as the prior year third quarter included the benefit of a significant merchandising display project. Changes in foreign currency exchange rates had a favorable impact of $6.9 million on the segment’s sales compared with the same quarter last year.

Memorialization segment sales for the fiscal 2018 third quarter were $162.0 million, compared to $155.8 million a year ago, representing an increase of $6.2 million, or 3.9%. Higher sales principally resulted from an increase in sales of cremation equipment in North America and the acquisition of Star Granite & Bronze. Memorial and casket sales volumes for the fiscal 2018 third quarter were lower than a year ago, consistent with an estimated decline in U.S. casketed deaths.

Sales for the Industrial Technologies segment were $46.7 million for the quarter ended June 30, 2018, compared to $33.2 million a year ago, representing an increase of $13.5 million, or 40.6%. The increase reflected higher sales of marking products, OEM solutions and fulfillment systems, and the benefit of the recent acquisition of Compass Engineering.

Matthews International Reports Results for Fiscal 2018 Third Quarter

July 26, 2018

Nine Months Fiscal 2018 Consolidated Results (Unaudited)

($ in millions, except per share data)	YTD FY2018	YTD FY2017	Change	% Change
Sales	$1,195.1	$1,119.5	$75.6	6.8%
Net income attributable to Matthews	$77.8	$54.7	$23.1	42.2%
Diluted EPS	$2.44	$1.68	$0.76	45.2%
Non-GAAP adjusted net income	$86.6	$82.8	$3.8	4.6%
Non-GAAP adjusted EPS	$2.72	$2.55	$0.17	6.7%
Adjusted EBITDA	$178.2	$174.6	$3.6	2.1%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as a reconciliation of net income to non-GAAP adjusted net income and adjusted EBITDA.

Consolidated sales for the nine months ended June 30, 2018 were $1.2 billion, an increase of $75.6 million, or 6.8% over the prior year. The Company reported higher sales in each of its three business segments. Sales growth in all of the principal product lines for the Industrial Technologies segment, higher international sales in the SGK Brand Solutions segment, an increase in cremation equipment sales, and acquisitions were the principal factors in the increase in consolidated sales. In addition, changes in foreign currency exchange rates had a favorable impact of $30.3 million on consolidated sales compared to a year ago.

Net income attributable to the Company for the nine months ended June 30, 2018 was $77.8 million, or $2.44 per share, compared to $54.7 million, or $1.68 per share, a year ago. The increase primarily reflected the impact of higher sales, acquisition synergy realization, and lower acquisition integration costs. In addition, the U.S. Tax Cuts and Jobs Act contributed to a significant reduction in the Company’s income tax expense for fiscal 2018, primarily related to a favorable adjustment in deferred income taxes offset partially by an estimated repatriation tax.

On a non-GAAP adjusted basis, earnings for the first nine months of fiscal 2018 were $2.72 per share, compared with $2.55 per share last year, primarily reflecting the impact of higher sales, acquisition synergy realization, and lower income taxes. Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, and other adjustments) for the nine months ended June 30, 2018 was $178.2 million, compared to $174.6 million last year.

Sales for the SGK Brand Solutions segment were $601.8 million for the nine months ended June 30, 2018, compared to $566.5 million a year ago, representing an increase of $35.3 million, or 6.2%. The segment reported higher sales in its Europe, U.K. and Asia Pacific markets. In addition, recent acquisitions contributed to current year sales growth. Sales of merchandising displays were lower as last year included the benefit of a significant project. Changes in currency rates had a favorable impact of $25.4 million on the segment’s sales compared to a year ago.

Memorialization segment sales for the first nine months of fiscal 2018 were $475.6 million, compared to $463.6 million a year ago, representing an increase of $12.0 million. The increase primarily reflected higher cremation equipment sales and the acquisition of Star Granite & Bronze. Memorial and casket sales volumes for the current year were lower than a year ago reflecting an estimated decline in U.S. casketed deaths. Changes in foreign currency exchange rates had a favorable impact of $3.1 million on the segment’s sales compared to last year.

Sales for the Industrial Technologies segment were $117.8 million for the nine months ended

Matthews International Reports Results for Fiscal 2018 Third Quarter

July 26, 2018

June 30, 2018, compared to $89.5 million a year ago, representing an increase of $28.3 million, or 31.7%. The increase reflected higher sales of marking products, OEM solutions and fulfillment systems, and the benefit of recent acquisitions. Changes in foreign currency exchange rates had a favorable impact of approximately $1.7 million on the segment’s sales compared to a year ago.

Outlook

Mr. Bartolacci further stated: “We remain on target to achieve our fiscal 2018 objectives. Order rates for fulfillment systems in our Industrial Technologies segment and for engineered solutions in our SGK Brand Solutions segment remain strong. In addition, recent new brand account wins have started to contribute to our results. As a result, based on our year-to-date results and projections for the fiscal 2018 fourth quarter, we are re-affirming our target for fiscal 2018 and expect to achieve growth in non-GAAP earnings per share of at least 10% over fiscal 2017.”

Webcast

The Company will host a conference call and webcast Friday, July 27, 2018 at 9:00 a.m. Eastern Time to review its financial and operating results, and discuss its corporate strategies and outlook. A question-and-answer session will follow.

The conference call can be accessed by calling (201) 689-8471. The audio webcast can be monitored at www.matw.com. A telephonic replay will be available from 12:00 p.m. ET on the day of the call through Friday, August 10, 2018. To listen to the archived call, dial (412) 317-6671 and enter the pass code 13680880. The webcast replay will be available in the investor relations section of the Company’s website at www.matw.com, where a transcript will also be posted once available.

About Matthews International Corporation

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial technologies. The SGK Brand Solutions segment is a leader in providing brand development, deployment and delivery services that help build our clients’ brands and consumers’ desire for them. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. The Company has approximately 11,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Forward-looking Information
Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign

Matthews International Reports Results for Fiscal 2018 Third Quarter

July 26, 2018

currency exchange rates, technological factors beyond the Company’s control, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2018	2017	% Change	2018	2017 (1)	% Change
Sales	$411,621	$389,630	6%	$1,195,136	$1,119,544	7%
Cost of sales	(259,720)	(245,536)	6%	(762,570)	(709,761)	7%
Gross profit	151,901	144,094	5%	432,566	409,783	6%
Gross margin	36.9%	37.0%		36.2%	36.6%

Selling and administrative expenses	(105,672)	(100,944)	5%	(323,692)	(310,167)	4%
Amortization of intangible assets	(8,334)	(6,364)	31%	(23,264)	(16,939)	37%
Operating profit	37,895	36,786	3%	85,610	82,677	4%
Operating margin	9.2%	9.4%		7.2%	7.4%

Interest and other income (deductions), net	(9,238)	1,378	(770)%	(26,738)	(10,975)	144%
Income before income taxes	28,657	38,164	(25)%	58,872	71,702	(18)%
Income taxes	(4,312)	(8,856)	(51)%	18,703	(17,318)	(208)%
Net income	24,345	29,308	(17)%	77,575	54,384	43%
Non-controlling interests	69	177	(61)%	201	343	(41)%
Net income attributable to Matthews	$24,414	$29,485	(17)%	$77,776	$54,727	42%

Earnings per share -- diluted	$0.77	$0.91	(15)%	$2.44	$1.68	45%

Earnings per share -- non-GAAP (2)	$1.16	$1.05	10%	$2.72	$2.55	7%

Dividends declared per share	$0.19	$0.17	12%	$0.57	$0.51	12%

(1) Information for the nine months ended June 30, 2017 has been adjusted to reflect the adoption of ASU No. 2016-09. The Company early adopted this ASU in the fourth quarter of fiscal 2017, which resulted in a reduction to income tax expense of $1,234, and a corresponding favorable impact on diluted earnings per share, both of which have been retroactively included in the first quarter results for fiscal 2017. There was no impact for the three month period ended June 30, 2017.

(2) See reconciliation of non-GAAP financial information provided in tables at the end of this release

Matthews International Reports Results for Fiscal 2018 Third Quarter

July 26, 2018

Reconciliations of Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition-related items, adjustments related to intangible assets, litigation items, and strategic initiative and other charges, which includes non-recurring charges related to operational initiatives and exit activities. Management believes that presenting non-GAAP financial measures (such as EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted EPS) is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provides investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures. These non-GAAP financial measures are supplemental to the Company’s GAAP disclosures and should not be considered an alternative to the GAAP financial information.

ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017 (1)
Net income attributable to Matthews	$24,414	$29,485	$77,776	$54,727
Acquisition-related items	4,609	5,127	13,064	17,972
Pension and postretirement expense (2)	1,055	1,525	3,164	4,574
Intangible amortization expense	6,167	4,423	17,215	11,773
Strategic initiatives and other charges	478	—	2,118	—
Loss recoveries, net of costs	—	(6,504)	—	(6,504)
Tax-related (3)	—	150	(26,738)	285
Adjusted net income	$36,723	$34,206	$86,599	$82,827
Adjusted EPS	$1.16	$1.05	$2.72	$2.55

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 26.0% and 22.7%, for the three months ended June 30, 2018 and 2017, respectively, and 26.0% and 20.1% for the nine months ended June 30, 2018 and 2017, respectively.

(1) Information for the nine months ended June 30, 2017 has been adjusted to reflect the adoption of ASU No. 2016-09. The Company early adopted this ASU in the fourth quarter of fiscal 2017, which resulted in a reduction to income tax expense of $1,234, and a corresponding favorable impact on diluted earnings per share, both of which have been retroactively included in the first quarter results for fiscal 2017. There was no impact for the three month period ended June 30, 2017.

(2) The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

(3) The tax-related adjustments in fiscal 2018 consisted of income tax regulation changes which included an estimated favorable tax benefit of approximately $37,800 for the reduction in the Company’s net deferred tax liability principally reflecting the lower U.S. Federal tax rate, offset partially by an estimated repatriation transition tax charge and other charges of approximately $11,100, for the nine month period ended June 30, 2018.

Matthews International Reports Results for Fiscal 2018 Third Quarter

July 26, 2018

ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017 (1)
Net income attributable to Matthews	$24,414	$29,485	$77,776	$54,727
Interest expense	9,719	6,988	26,782	19,750
Income taxes (2)	4,312	8,856	(18,703)	17,318
Depreciation and amortization	20,066	18,516	57,052	50,810
EBITDA	58,511	63,845	142,907	142,605
Acquisition-related items	6,229	6,097	17,587	22,897
Strategic initiatives and other charges	647	—	2,862	—
Loss recoveries, net of costs	—	(9,358)	—	(9,358)
Stock-based compensation	2,399	2,837	10,531	11,854
Pension and postretirement expense (3)	1,426	2,194	4,276	6,582
Adjusted EBITDA	$69,212	$65,615	$178,163	$174,580
Adjusted EBITDA margin	16.8%	16.8%	14.9%	15.6%

(1) Information for the nine months ended June 30, 2017 has been adjusted to reflect the adoption of ASU No. 2016-09. The Company early adopted this ASU in the fourth quarter of fiscal 2017, which resulted in a reduction to income tax expense of $1,234, and a corresponding favorable impact on diluted earnings per share, both of which have been retroactively included in the first quarter results for fiscal 2017. There was no impact for the three month period ended June 30, 2017.

(2) The income tax regulation changes identified in the adjusted net income/earnings per share reconciliation are included in this line and therefore not separately identified in the calculation of adjusted EBITDA.

(3) The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.